UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of Earliest Event Reported):   November 22, 2013

PRICED IN CORP.
(Exact name of registrant as specified in Charter)

Nevada	333-184897	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

6110 Coxswain Crescent
Toronto, ON, Canada, L5V-2Z8
 (Address of Principal Executive Offices)(Zip Code)

(418) 263-8112
 (Registrant’s telephone number, including area code)

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 22, 2013, Sean Maguire notified the Board of Directors (the “Board”) of Priced In Corp. (the “Company”) of his resignation as Vice President of the Company and member of the Board, effective immediately.  Mr. Maguire’s resignation is not a result of any disagreement with the Company or its executive officers on any matter relating to the Company’s operations, policies or practices.

Pursuant to the resignation of Mr. Maguire, the Company and Mr. Maguire agreed to rescind and cancel (the “Rescission Agreement”) a subscription agreement (the “Subscription Agreement”), dated November 23, 2011, pursuant to which the Company had agreed to issue 100,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) in consideration for $10,000 (the “Subscription Amount”).  Pursuant to the Rescission Agreement, the Company rescinded and cancelled the issuance of the Shares and returned the Subscription Amount to Mr. Maguire.

On the same day, the Board appointed Natalia Kozioura as a member of the Board.

Family Relationships

There are no family relationships between Ms. Kozioura and the Company.

Related Party Transactions

On November 22, 2013, the Company entered into a subscription agreement with Ms. Kozioura, pursuant to which the Company agreed to issue to Ms. Kozioura 500,000 shares of the Cmpany’s Common Stock at a price of $0.01 per share, for an aggregate subscription amount of $5,000.

Director Compensation Agreement

There is no director agreement between Ms. Kozioura and the Company.

Item 9.01	Financial Statement and Exhibits

(d) Exhibits.

The following exhibit is furnished herewith:

Exhibit Number	Description
10.1	Resignation of Sean Maguire

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

PRICED IN CORP.

Date: November 22, 2013	By:	/s/ Ken-Muen Le
Ken-Muen Le President, Chief Executive Officer and Chief Financial Officer

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